Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity California Municipal Trust II of our report dated April 14, 2025, relating to the financial statements and financial highlights of Fidelity California Municipal Money Market Fund, which appears in Fidelity California Municipal Trust II’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 21, 2025